Exhibit 99.1

Hecla Reports Fourth Quarter and Full Year 2017 Results

Near-record revenues and cash cost, after by-product credits, per silver ounce.

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 15, 2018--Hecla Mining Company (NYSE:HL) today announced fourth quarter and year end 2017 financial and operating results.

2017 HIGHLIGHTS

  Revenues of $577.8 million, the second highest in Company history after the record set in 2016.
  Net loss applicable to common stockholders of $24.1 million ($0.06 per share).
  Tax provision of $19.9 million due in part to changes in U.S. tax law.
  Adjusted net income applicable to common stockholders of $38.8 million, $0.10 per share.1
  Cash flows from operations of $115.9 million.
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $420.8 million.
  Total cash cost, after by-product credits, per silver ounce of ($0.01), the lowest in 7 years.2
  All in sustaining cost ("AISC"), after by-product credits, per silver ounce of $7.86, down 33%.3
  Silver production of 12.5 million ounces, the second highest in Company history.
  Gold production of 232,684 ounces, the third highest in Company history.
  Silver equivalent production of 40.9 million ounces or gold equivalent of 554,843 ounces.8
  Record silver, gold and lead reserves and highest zinc reserves in five years.
  Gold production at Casa Berardi of 156,653 ounces, the highest since its acquisition.
  Cash, cash equivalents and short-term investments of approximately $220 million at year end, an increase of about $21 million.
  19% reduction in the All Injury Frequency Rate across the four mines.

"Our focus of improving our long-lived operations led to increased throughput and lower costs which, coupled with significantly higher base metals prices, drove our increasing cash balance and continued strong adjusted," said Phillips S. Baker, Jr., President and CEO. "2018 should have further value creation at all our mines as we advance low-cost, high-return technologies that are focused on improving productivity. We are also taking a bulk sample of San Sebastian's polymetallic zone which could further extend its mine life. Exploration spending is increasing as we see further opportunities for both discoveries and resource growth."

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[1,2,3]	Non-GAAP measures. See page 11 for more information.

SILVER AND GOLD RESERVE SUMMARY

Proven and probable silver reserves are at 177 million ounces, an increase of 3% over December 31, 2016 levels. Proven and probable gold reserves are at 2.3 million ounces, an increase of 12% over December 31, 2016 levels. Proven and probable zinc and lead reserves of 841,000 tons and 737,000 tons are increases of 15% and 8%, respectively, over December 31, 2016 levels. The reserves for silver, gold and lead as of December 31, 2017 are the highest in our history. The price assumptions used for 2017 reserves of $14.50 for silver, $1,200 for gold, $1.05 for zinc and $0.90 from lead are unchanged from last year's assumptions, and the silver price assumption is among the lowest in the industry.

Please refer to the reserves and resources tables at the end of this press release, or to the press release entitled "Hecla Reports Record Reserves For Silver, Gold and Lead" issued on February 7, 2018 for the breakdown between proven and probable reserve and resource levels.

FINANCIAL OVERVIEW

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
FINANCIAL DATA
Sales (000)	$160,113	$164,245	$577,775	$645,957
Gross profit (000)	$47,226	$43,548	$156,986	$191,506
Income (loss) applicable to common stockholders (000)	$(27,887)	$20,124	$(24,071)	$68,995
Basic and diluted income (loss) per common share	$(0.07)	$0.05	$(0.06)	$0.18
Net income (loss) (000)	$(27,749)	$20,262	$(23,519)	$69,547
Cash provided by operating activities (000)	$41,763	$52,214	$115,878	$225,328

Net loss applicable to common stockholders for the fourth quarter and full year of 2017 was $27.9 million and $24.1 million, or $0.07 and $0.06 per basic share, respectively, compared to net income applicable to common stockholders of $20.1 million and $69.0 million, or $0.05 and $0.18 per basic share, respectively, for the fourth quarter and full year of 2016. Among items impacting the results for the 2017 periods compared to 2016 were the following:

  Sales for the fourth quarter and full year were 3% and 11% lower, respectively, than the same periods in 2016, mainly due to lower silver, zinc and lead production due to the ongoing strike at Lucky Friday, partly offset by higher realized silver, gold, zinc and lead prices in 2017.
  Losses on base metal derivative contracts of $4.7 million and $21.3 million were recorded in the fourth quarter and full year 2017, respectively, as compared to a gain of $4.4 million in the same periods of 2016, the result of higher zinc and lead prices.
  A foreign exchange gain of $0.6 million was recognized in the fourth quarter of 2017, compared to a $4.8 million foreign exchange gain in the prior year fourth quarter. Annual foreign exchange losses of $10.3 million and $2.9 million were recognized in 2017 and 2016, respectively. The variances were primarily due to the strengthening of the Canadian dollar relative to the U.S. dollar.
  Interest expense, net of amount capitalized, was $9.6 million in the fourth quarter compared to $5.1 million in the same period of 2016, and $38.0 million for the full year of 2017 compared to $21.8 million in 2016. The increase is due to interest capitalized in 2016 related to the #4 Shaft project, which was completed in January 2017.
  Exploration and pre-development expense was $7.3 million for the fourth quarter and $29.0 million for the full year of 2017 compared to $6.2 million for the fourth quarter and $17.9 million for the full year of 2016 primarily due to increased exploration activity at Greens Creek, San Sebastian, Casa Berardi, the Kinskuch project in British Columbia, and the Little Baldy project in northern Idaho, and the addition of the Montanore pre-development project.
  Research and development expense was $1.2 million for the fourth quarter and $3.3 million for the full year of 2017, compared to $0.1 million for the fourth quarter and $0.2 million for the full year of 2016, and is related to the evaluation and development of new technologies, such as the Remote Vein Miner project at Lucky Friday.
  Lucky Friday had suspension costs of $5.6 million and $17.1 million, along with $1.3 million and $4.2 million in non-cash depreciation expense, for the fourth quarter and full year of 2017, respectively.
  Income tax provisions for the fourth quarters 2017 and 2016, were $38.3 million and $4.8 million, respectively. Income tax provisions for the full year 2017 and 2016 were $19.9 million and $27.4 million, respectively. The tax provisions resulted primarily from the changes in the U.S. Tax Cuts and Jobs Act and the resulting revaluation of the deferred tax asset, as well as current income and mining taxes in Mexico.

"The fourth quarter and full year tax provisions were impacted by the recently enacted U.S. tax reform measures. While we were required to record a non-cash charge for the year, we see significant benefits to us in the future as a result of the elimination of the Alternative Minimum Tax, the lower regular income tax rate and our ability to repatriate earnings from our mining operations outside the U.S.," said Mr. Baker.

Cash provided by operating activities of $41.8 million for the fourth quarter 2017 was $10.5 million lower as compared to the fourth quarter of 2016. For the full year of 2017, $115.9 million in cash was provided by operating activities as compared to $225.3 million in 2016. The decreases were the result of lower production, payment of estimated income taxes in Mexico, suspension costs at Lucky Friday, and higher exploration, pre-development, and research and development spending. The full year variance was also the result of $16 million in proceeds in 2016 for settlement of a reclamation insurance policy for the Troy mine.

A net loss was recorded of $27.7 million for the fourth quarter and $23.5 million for the full year of 2017, compared to net income of $20.3 million for the fourth quarter and $69.5 million for the full year of 2016. Adjusted EBITDA was $72.0 million for the fourth quarter of 2017 compared to $65.9 million for the same period of 2016, and $235.0 million for the full year of 2017 compared to $265.1 million in 2016.4 The increase for the quarter was due to higher base metal prices, partially offset by lower metals production. The decrease for the year was due to lower metals production.

Capital expenditures at the operations totaled $27.8 million for the fourth quarter of 2017, of which expenditures were $12.4 million at Casa Berardi, $10.4 million at Greens Creek, $3.8 million at San Sebastian, and $1.3 million at Lucky Friday. Capital expenditures during 2017 totaled $103.4 million at the operations.

Metals Prices

Average realized silver prices in the fourth quarter and full year 2017 were $16.87 and $17.23 per ounce, respectively, both slightly higher than the same periods in 2016. Realized prices for gold for the fourth quarter and full year 2017 were $1,278 and $1,261 per ounce, respectively, 6% and 1% higher than the prior periods. The average realized price for lead for the fourth quarter of 2017 was 18% higher, and zinc was 27% higher, compared to the same period of 2016. The average realized price for lead for the full year of 2017 was 25% higher than the prior year, and zinc was 39% higher, as compared to 2016.

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[4]	Non-GAAP measures. See page 12 for more information.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the fourth quarter and twelve months ended December 31, 2017 and 2016:

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
PRODUCTION SUMMARY
Silver -	Ounces produced	2,984,786	3,976,552	12,484,844	17,177,317
	Payable ounces sold	3,210,306	3,775,003	11,308,958	15,997,087
Gold -	Ounces produced	60,964	63,150	232,684	233,929
	Payable ounces sold	58,008	60,888	219,929	222,105
Lead -	Tons produced	4,307	10,632	22,733	42,472
	Payable tons sold	4,348	9,139	17,960	37,519
Zinc -	Tons produced	12,107	18,195	55,107	68,516
	Payable tons sold	10,066	11,854	39,335	49,802

The following table provides a summary of the final production, cost of sales, cash cost, after by-product credits, per silver or gold ounce, and AISC, after by-product credits, per silver and gold ounce, for the fourth quarter and twelve months ended December 31, 2017:

Fourth Quarter Ended			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
December 31, 2017	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	2,984,786	60,964	2,146,223	11,565	69,578	43,444	9,885	759,100	5,955
Increase/(decrease) over 2016	(25)%	(3)%	(4)%	(20)%	(92)%	(3)%	3%	(12)%	(15)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$67,449	$45,438	$61,561	N/A	$565	$45,438	N/A	$5,323	N/A
Increase/(decrease) over 2016	(6)%	(7)%	39%	N/A	(97)%	(7)%	N/A	(32)%	N/A
Cash costs, after by-product credits, per silver or gold ounce[2,5]	$(0.56)	$719	$0.66	N/A	$(2.65)	$719	N/A	$(3.80)	N/A
Increase/(decrease) over 2016	(133)%	(10)%	(45)%	N/A	(135)%	(10)%	N/A	(22)%	N/A
AISC, after by-product credits[3]	$7.23	$1,039	$6.23	N/A	$15.57	$1,039	N/A	$(0.64)	N/A
Increase/(decrease) over 2016	(36)%	(17)%	(11)%	N/A	(16)%	(17)%	N/A	(34)%	N/A

Year Ended			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
December 31, 2017	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	12,484,844	232,684	8,351,882	50,854	838,658	156,653	36,566	3,257,738	25,177
Increase/(decrease) over 2016	(27)%	(1)%	(10)%	(6)%	(77)%	7%	9%	(24)%	(26)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$240,610	$180,179	$201,803	N/A	$15,107	$180,179	N/A	$23,700	N/A
Increase/(decrease) over 2016	(19)%	16%	5%	N/A	(80)%	16%	N/A	(24)%	N/A
Cash costs, after by-product credits, per silver or gold ounce[2,5]	$(0.01)	$820	$0.71	N/A	$5.81	$820	N/A	$(3.36)	N/A
Increase/(decrease) over 2016	(100)%	7%	(82)%	N/A	(35)%	7%	N/A	—%	N/A
AISC, after by-product credits[3]	$7.86	$1,174	$5.76	N/A	$12.48	$1,174	N/A	$(0.26)	N/A
Increase/(decrease) over 2016	(33)%	(6)%	(39)%	N/A	(40)%	(6)%	N/A	(87)%	N/A

Greens Creek Mine - Alaska

For the fourth quarter, silver production was 2,146,223 ounces and gold production was 11,565 ounces, a decrease of 3.9% and 19.8%, respectively, as compared to the prior year periods. Full year 2017 silver production was 8,351,882 ounces, a decrease of 9.7% compared to the record silver production of 2016, and 2017 gold production was 50,854 ounces, a decrease of 5.7%. The decrease in silver production resulted from lower grades, and gold production was lower due to lower recoveries and slightly lower ore grades. The mill operated at an average of 2,301 tons per day (tpd) in the fourth quarter and 2,300 tpd for the full year. The annual throughput was a record.

The cost of sales for the fourth quarter and full year 2017 was $61.6 million and $201.8 million, respectively. The cash cost, after by-product credits, per silver ounce, for the quarter and full year was $0.66 and $0.71, respectively, a decrease from $1.19 and $3.84 for the fourth quarter and full year 2016.2 The AISC, after by-product credits, was $6.23 per silver ounce for the fourth quarter and $5.76 for 2017, down from $7.03 and $9.42 for the same periods of 2016.3 The lower per silver ounce cash cost, after by-product credits, was primarily due to higher base metal prices. The lower AISC, after by-product credits, was also the result of lower capital spending, partially offset by higher exploration spending.

For the full year of 2017, Greens Creek generated cash provided by operating activities of approximately $136.7 million and spent $35.3 million on additions to properties, plants and equipment, resulting in free cash flow of $101.4 million.6

Casa Berardi - Quebec

Gold production of 43,444 ounces during the fourth quarter 2017, including 12,327 ounces from the East Mine Crown Pillar (EMCP) pit, was 4% higher than the same period of 2016 due to higher ore throughput and mill recoveries. Full-year 2017 gold production of 156,653 ounces, including 37,914 ounces from the EMCP pit, was higher than the prior year period by 7% and the highest since acquisition of the operation. The mill operated at an average of 3,764 tpd in the fourth quarter 2017 and 3,551 tpd for the year which is 825 tpd more than 2016 and approximately 1,350 tpd greater than the throughput at acquisition.

The cost of sales of $45.4 million and $180.2 million for the fourth quarter and full year 2017, respectively, a decrease of 7% for the quarter and an increase of 16% for the full year compared to 2016. The cash cost, after by-product credits, per gold ounce of $719 for the fourth quarter 2017 decreased 10% over the prior year period, due to higher gold production and reduced stripping costs.7 For the full year 2017, the cash cost, after by-product credits, per gold ounce increased to $820, from $764 for the prior year period, due to the expensing of EMCP pit stripping costs during the first half of the year.2,5 The AISC, after by-product credits, was $1,039 per gold ounce for the fourth quarter and $1,174 for the full year 2017 compared to $1,247 and $1,244 in the same periods of 2016, with the decrease due to higher gold production and lower capital spending.3

For the full year of 2017, Casa Berardi generated cash provided by operating activities of approximately $69.8 million and spent $50.7 million on additions to properties, plants and equipment, resulting in free cash flow of $19.1 million.6

San Sebastian - Mexico

Silver production was 759,100 ounces for the fourth quarter and 3,257,738 ounces for the full year of 2017 as compared to 860,071 and 4,294,123 ounces for the same periods of 2016. Gold production was 5,955 ounces for the fourth quarter and 25,177 ounces for the full year of 2017, compared to 7,042 and 34,042 ounces for the same periods of 2016. The lower metal production was expected with lower ore throughput and grades. The mill operated at an average of 354 tpd in the fourth quarter 2017 and 395 tpd for the year.

The cost of sales was $5.3 million and $23.7 million for the fourth quarter and full year 2017, respectively, compared to $7.8 million and $31.2 million for the same periods in 2016. Cash cost, after by-product credits, per silver ounce was ($3.80) in the fourth quarter and ($3.36) for the full year of 2017, as compared to ($3.12) and ($3.35) for the same periods of 2016.2 The strong cash cost performance, after by-product credit, was due to the high silver grades and strong gold production which is used as a by-product credit. The AISC, after by-product credits, was ($0.64) for the fourth quarter and ($0.26) for the full year of 2017 compared to ($0.97) and ($1.99) for the same periods of 2016, with the increase due to higher capital and exploration spending.3

Open pit mining concluded in 2017 as planned, and the plant is processing stockpiled and underground ore as the underground mine ramps up in early 2018.

For the full year of 2017, San Sebastian generated cash provided by operating activities of approximately $62.4 million and spent $11.2 million on additions to properties, plants and equipment, resulting in free cash flow of $51.2 million.6

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[2,3,5,6]	Non-GAAP measure. See pages 11-12 for more information.

Lucky Friday Mine - Idaho

Silver production was 69,578 ounces in the fourth quarter and 838,658 ounces for the full year 2017, a decrease from 874,019 ounces and 3,596,010 ounces in the fourth quarter and full year of 2016 due to the ongoing strike by unionized employees, which began in March 2017. The Company continues to invest in the mine, with limited production and capital improvements being performed by salaried staff, as well as development in preparation for the arrival of the new Remote Vein Miner machine scheduled to arrive in late 2019.

Hecla has reached an agreement for binding third-party arbitration with the United Steelworkers. The agreement to arbitrate is subject to a ratification vote by the union membership in March. The three arbitrators, in early May, will select as a three-year contract either: 1) the contract the Company submitted in December 2017 as its revised last, best and final offer or 2) the agreement that expired in April 2016, as modified by certain changes agreed to by the union and the Company.

The cost of sales for the fourth quarter and full year 2017 was $0.6 million and $15.1 million, respectively, and the cash cost, after by-product credits, per silver ounce was ($2.65) and $5.81 for the fourth quarter and full year 2017, respectively, a decrease from $7.50 and $8.89 for the same periods of 2016 as a result of higher base metals prices.2 AISC, after by-product credits, was $15.57 and $12.48 per silver ounce, for the fourth quarter and full year 2017, respectively, compared to $18.52 and $20.66 for the same periods of 2016, with the decrease due to higher base metal prices, and lower capital spending as a result of completion of the #4 Shaft project and the strike.3 Costs not directly related to mining and processing ore have been classified as suspension costs during the strike period and are excluded from the calculations of per silver ounce costs. The per silver ounce costs for 2017 are not indicative of future operating results at full production.

For the full year of 2017, Lucky Friday generated cash provided by operating activities of approximately $7.8 million, incurred $17.1 million for suspension costs, and spent $6.3 million on additions to properties, plants and equipment, resulting in free cash flow of negative $15.6 million.6

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[6]	Non-GAAP measures. See page 12 for more information.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration (including corporate development) expenses were $5.9 million, and $23.5 million for the fourth quarter and full year 2017, respectively. This represents an increase of 29% and 60% over the fourth quarter and full year 2016. These increases were primarily the result of more exploration at San Sebastian, Casa Berardi and Greens Creek and drilling at Kinskuch and Little Baldy projects.

A complete summary of exploration activities can be found in the news release entitled "Hecla Reports Discoveries at San Sebastian, Casa Berardi and Greens Creek" released on February 12, 2018.

Pre-development

Pre-development spending was $1.4 million in the fourth quarter and $5.4 million for the full year 2017, principally to advance the permitting at Rock Creek and Montanore.

Rock Creek

In June 2017, the U.S. Forest Service issued the Environmental Impact Statement (EIS) and draft Record of Decision (ROD) for the Rock Creek Project. The agency is incorporating comments made on the draft ROD and it is anticipated that it will issue a Final ROD and Final EIS in the first quarter of 2018 authorizing the evaluation phase of the project.

Montanore

In June 2017, the Federal District court judge in Missoula, Montana remanded back to the U.S. Forest Service and U.S. Fish and Wildlife Service their approvals for the Montanore project. The court advised that the agencies could proceed with the approval of the evaluation phase of the project. The U.S. Forest Service determined a focused supplemental EIS would be prepared focusing on the evaluation phase and published its notice of intent to do so in the Federal Register in December 2017. It is anticipated that the agency will complete its assessment and issue a new ROD in late 2018 or early 2019. As a part of this permitting process, the U.S. Fish and Wildlife Service is expected to prepare updated terrestrial and aquatic biological opinions for the project.

Troy Reclamation

Reclamation of the former Troy Mine near Troy, Montana continued as planned with the placement of cover soil on approximately one-half of the 330-acre tailings facility. Some building demolition work also was conducted in the mill site area. Reclamation works are expected to continue in 2018.

Research and Development

The Research and Development activities of the Company consisted primarily of work being conducted on the Remote Vein Miner project, the focus of which is shifting towards fabrication of the unit, with delivery expected late in 2019.

BASE METALS AND CURRENCY HEDGING

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at December 31, 2017:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2018 settlements	32,187	16,645	$1.29	$1.06
2019 settlements	23,589	18,078	$1.33	$1.09
2020 settlements	3,307	2,866	$1.27	$1.08

The contracts represent 26% of the forecasted payable zinc production for the next three years at an average price of $1.31 per pound, and 39% of the forecasted payable lead production for the next three years at an average price of $1.08 per pound.

Foreign Currency Forward Purchase Contracts

The following table summarizes the Canadian dollars and Mexican pesos the Company has committed to purchase under foreign exchange forward contracts at December 31, 2017:

	Currency Under Contract (in thousands of CAD/MXN)		Average Exchange Rate
	CAD	MXN	CAD/USD	MXN/USD
2018 settlements	119,450	168,400	1.29	19.36
2019 settlements	63,600	109,800	1.31	20.40
2020 settlements	30,000	—	1.29	—

2018 ESTIMATES7

2018 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek	7.5-8.0	50-55	21.0-22.5	300-313
Lucky Friday
San Sebastian	2.0-2.5	13-17	3.0-3.5	40-52
Casa Berardi		155-160	11.0-11.5	155-160
Total	9.5-10.5	218-232	35.0-37.5	495-525

2018 Cost Outlook

	Costs of Sales (million)	Cash cost, after by- product credits, per silver/gold ounce[2,5]	AISC, after by-product credits, per produced silver/gold ounce[3]
Greens Creek	$198	$0.50	$7.75
Lucky Friday
San Sebastian	$44	$8.50	$12.50
Total Silver	$242	$2.25	$12.75
Casa Berardi	$185	$800	$1,100
Total Gold	$185	$800	$1,100

2018 Capital and Exploration Outlook

2018E Capital expenditures (excluding capitalized interest)	$95-$105 million
2018E Exploration expenditures (includes Corporate Development)	$30-$37 million
2018E Pre-development expenditures	$5 million
2018 Research and Development expenditures	$12-$16 million

DIVIDENDS

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about March 13, 2018, to shareholders of record on March 6, 2018. The Company's realized silver price was $16.87 in the fourth quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 2, 2018, to shareholders of record on March 15, 2018.

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[2,3,5,7]	Non-GAAP measures. See pages 11-12 for more information.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, Thursday, February 15, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted net income applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(5) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

(6) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Free cash flow for Lucky Friday also includes a reduction for suspension costs incurred during the strike.

Other

(7) Expectations for 2018 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian and Casa Berardi converted using Au $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, and Pb $1.00/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

(8) Silver or gold equivalent production includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using average prices for the year.

Cautionary Statement Regarding Forward Looking Statements, Including 2018 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production; (ii) estimates of future costs including cash cost, after by-product credits per ounce of silver/gold and AISC, after by-product credits, per ounce of silver/gold; (iii) estimates for 2018 for silver and gold production, silver equivalent production, cash cost, after by-product credits, AISC, after by-product credits, capital expenditures and exploration and pre-development expenditures (which assumes metal prices of gold at $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, Pb $1.00/lb; USD/CAD assumed to be $0.79, USD/MXN assumed to be $0.06; and (iv) the Company’s mineral reserves and resources. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Form 10-K, filed on February 15, 2018, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is included herein to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Under Guide 7, the term "reserve" means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term "economically", as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term "legally", as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla's current mine plans. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30-gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Sales of products	$160,113	$164,245	$577,775	$645,957
Cost of sales and other direct production costs	80,190	86,990	304,727	338,325
Depreciation, depletion and amortization	32,697	33,707	116,062	116,126
Total cost of sales	112,887	120,697	420,789	454,451
Gross profit	47,226	43,548	156,986	191,506

Other operating expenses:
General and administrative	6,567	13,312	35,611	45,040
Exploration	5,888	4,549	23,510	14,720
Pre-development	1,387	1,662	5,448	3,137
Research and development	1,151	126	3,276	243
Other operating expense	923	735	2,513	3,153
(Gain) loss on disposition of property, plants, equipment and mineral interests	(1,118)	172	(6,042)	(147)
Lucky Friday suspension-related costs	6,916	—	21,301	—
Acquisition costs	—	528	25	2,695
Provision for closed operations and reclamation	1,657	942	6,701	5,721
	23,371	22,026	92,343	74,562
Income from operations	23,855	21,522	64,643	116,944
Other income (expense):
(Loss) gain on derivative contracts	(4,702)	4,423	(21,250)	4,423
Gain (loss) on disposition of investments	1	—	(166)	—
Unrealized loss on investments	(174)	(665)	(247)	(177)
Net foreign exchange gain (loss)	609	4,787	(10,300)	(2,926)
Interest and other income	507	161	1,692	507
Interest expense	(9,589)	(5,141)	(38,012)	(21,796)
	(13,348)	3,565	(68,283)	(19,969)
Income (loss) before income taxes	10,507	25,087	(3,640)	96,975
Income tax provision	(38,256)	(4,825)	(19,879)	(27,428)
Net income (loss)	(27,749)	20,262	(23,519)	69,547
Preferred stock dividends	(138)	(138)	(552)	(552)
Income (loss) applicable to common stockholders	$(27,887)	$20,124	$(24,071)	$68,995
Basic income (loss) per common share after preferred dividends	$(0.07)	$0.05	$(0.06)	$0.18
Diluted income (loss) per common share after preferred dividends	$(0.07)	$0.05	$(0.06)	$0.18
Weighted average number of common shares outstanding basic	399,133	395,229	397,394	386,416
Weighted average number of common shares outstanding diluted	399,133	397,717	397,394	389,322

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$186,107	$169,777
Investments	33,758	29,117
Accounts receivable	32,190	30,049
Inventories	54,555	50,023
Other current assets	13,715	12,125
Total current assets	320,325	291,091
Non-current investments	7,561	5,002
Non-current restricted cash and investments	1,032	2,200
Properties, plants, equipment and mineral interests, net	2,020,021	2,032,685
Deferred income tax asset	1,509	35,815
Other non-current assets and deferred charges	14,509	4,884
Total assets	$2,364,957	$2,371,677

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$46,549	$60,064
Accrued payroll and related benefits	31,259	36,515
Accrued taxes	5,919	9,061
Current portion of capital leases	5,608	5,653
Current portion of accrued reclamation and closure costs	6,679	5,653
Current portion of debt	—	470
Accrued interest	5,745	5,745
Other current liabilities	10,371	3,064
Total current liabilities	112,130	126,225
Capital leases	6,193	5,838
Accrued reclamation and closure costs	79,366	79,927
Long-term debt	502,229	500,979
Deferred income tax liability	121,546	122,855
Non-current pension liability	46,628	44,491
Other non-current liabilities	12,983	11,518
Total liabilities	881,075	891,833

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	100,926	99,806
Capital surplus	1,619,816	1,597,212
Accumulated deficit	(195,484)	(167,437)
Accumulated other comprehensive loss	(23,373)	(34,602)
Treasury stock	(18,042)	(15,174)
Total stockholders’ equity	1,483,882	1,479,844
Total liabilities and stockholders’ equity	$2,364,957	$2,371,677
Common shares outstanding	399,176	395,287

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	December 31, 2017	December 31, 2016
OPERATING ACTIVITIES
Net income (loss)	$(23,519)	$69,547
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	121,930	117,413
Loss on disposition of investments	167	—
Unrealized loss on investments	251	177
Gain on disposition of properties, plants, equipment and mineral interests	(6,042)	(147)
Provision for reclamation and closure costs	4,508	4,813
Deferred income taxes	18,308	2,112
Stock compensation	6,323	6,184
Acquisition costs	—	1,048
Amortization of loan origination fees	1,864	1,871
Loss (gain) on derivative contracts	20,741	(5,494)
Foreign exchange loss	10,828	4,649
Adjustment of inventory to market value	—	811
Other non-cash charges, net	51	(174)
Change in assets and liabilities:
Accounts receivable	(2,414)	4,233
Inventories	(3,744)	(5,697)
Other current and non-current assets	(11,595)	14,422
Accounts payable and accrued liabilities	(16,434)	(6,539)
Accrued payroll and related benefits	2,092	17,705
Accrued taxes	(2,234)	263
Accrued reclamation and closure costs and other non-current liabilities	(5,203)	(1,869)
Cash provided by operating activities	115,878	225,328

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(98,038)	(164,788)
Purchase of a business, net of cash acquired	—	(3,931)
Proceeds from disposition of properties, plants and equipment	374	348
Insurance proceeds received for damaged property	7,745	—
Change in restricted cash and investment balances	1,168	—
Purchases of investments	(56,613)	(48,943)
Maturities of investments	49,969	18,649
Net cash used in investing activities	(95,395)	(198,665)

FINANCING ACTIVITIES
Acquisition of treasury shares	(2,868)	(4,440)
Proceeds from issuance of common stock and warrants, net of related expense	9,610	8,121
Dividends paid to common stockholders	(3,976)	(3,867)
Dividends paid to preferred stockholders	(552)	(552)
Payments on debt	(470)	(2,721)
Debt issuance and loan origination fees paid	(476)	(127)
Repayments of capital leases	(6,516)	(8,435)
Net cash used in financing activities	(5,248)	(12,021)
Effect of exchange rates on cash	1,095	(74)
Net increase in cash and cash equivalents	16,330	14,568
Cash and cash equivalents at beginning of year	169,777	155,209
Cash and cash equivalents at end of year	$186,107	$169,777

HECLA MINING COMPANY
Metal Prices

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$16.70	$17.18	$17.05	$17.10
	Realized price per ounce	$16.87	$16.59	$17.23	$17.16
Gold -	London PM Fix ($/oz)	$1,274	$1,218	$1,257	$1,248
	Realized price per ounce	$1,278	$1,202	$1,261	$1,245
Lead -	LME Cash ($/pound)	$1.13	$0.98	$1.05	$0.85
	Realized price per pound	$1.14	$0.97	$1.06	$0.85
Zinc -	LME Cash ($/pound)	$1.47	$1.14	$1.31	$0.95
	Realized price per pound	$1.46	$1.15	$1.32	$0.95

Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GREENS CREEK UNIT
Tons of ore processed	211,689	204,760	839,589	815,639
Mining cost per ton	$74.49	$70.33	$70.86	$69.48
Milling cost per ton	$32.38	$34.73	$32.38	$31.99
Ore grade milled - Silver (oz./ton)	13.02	14.38	12.88	14.55
Ore grade milled - Gold (oz./ton)	0.09	0.10	0.09	0.10
Ore grade milled - Lead (%)	2.41	3.27	2.72	3.11
Ore grade milled - Zinc (%)	6.53	8.61	7.25	8.08
Silver produced (oz.)	2,146,223	2,232,855	8,351,882	9,253,543
Gold produced (oz.)	11,565	14,415	50,854	53,912
Lead produced (tons)	3,916	5,360	17,996	20,596
Zinc produced (tons)	11,850	15,399	52,547	57,729
Total cash cost, after by-product credits, per silver ounce (1)	$0.66	$1.19	$0.71	$3.84
AISC, after by-product credits, per silver ounce (1)	$6.23	$7.03	$5.76	$9.42
Capital additions (in thousands)	$10,364	$11,846	$35,255	$47,046
LUCKY FRIDAY UNIT
Tons of ore processed	6,347	77,628	70,718	293,875
Mining cost per ton	$47.39	$94.92	$106.75	$98.12
Milling cost per ton	$9.35	$22.16	$21.71	$24.08
Ore grade milled - Silver (oz./ton)	11.73	11.70	12.38	12.69
Ore grade milled - Lead (%)	6.90	7.13	7.10	7.78
Ore grade milled - Zinc (%)	5.06	3.84	4.01	3.92
Silver produced (oz.)	69,578	874,019	838,658	3,596,010
Lead produced (tons)	391	5,272	4,737	21,876
Zinc produced (tons)	257	2,796	2,560	10,787
Total cash cost, net of by-product credits, per silver ounce (1)	$(2.65)	$7.50	$5.81	$8.89
AISC, after by-product credits, per silver ounce (1)	$15.57	$18.52	$12.48	$20.66
Capital additions (in thousands)	$1,268	$9,318	$6,268	$41,536
CASA BERARDI UNIT
Tons of ore processed - underground	198,846	214,407	805,047	850,688
Tons of ore processed - surface pit	147,432	89,887	491,177	146,900
Tons of ore processed - total	346,278	304,294	1,296,224	997,588
Surface tons mined - ore and waste	1,225,692	1,363,524	7,652,759	2,577,605
Mining cost per ton - underground	$101.87	$89.45	$99.49	$89.00
Mining cost per ton - combined	$54.34	$86.35	$56.39	$89.25
Mining cost per ton or ore and waste - surface tons mined	$3.84	$5.23	$3.00	$5.15
Milling cost per ton	$15.59	$18.08	$16.10	$18.64
Ore grade milled - Gold (oz./ton) - underground	0.180	0.194	0.170	0.184
Ore grade milled - Gold (oz./ton) - surface pit	0.096	0.064	0.089	0.066
Ore grade milled - Gold (oz./ton) - combined	0.144	0.156	0.139	0.167
Ore grade milled - Silver (oz./ton)	0.03	0.04	0.03	0.04
Gold produced (oz.) - underground	31,117	36,658	118,739	137,429
Gold produced (oz.) - surface pit	12,327	5,035	37,914	8,546
Gold produced (oz.) - total	43,444	41,693	156,653	145,975
Silver produced (oz.) - total	9,885	9,607	36,566	33,641
Total cash cost, net of by-product credits, per gold ounce (1)	$719	$800	$820	$764
AISC, after by-product credits, per gold ounce (1)	$1,039	$1,247	$1,174	$1,244
Capital additions (in thousands)	$12,419	$17,467	$50,668	$67,852
SAN SEBASTIAN UNIT
Tons of ore processed	32,574	34,517	144,197	143,267
Mining cost per ton	$30.18	$50.76	$36.77	$75.46
Milling cost per ton	$70.53	$71.01	$67.52	$69.12
Ore grade milled - Silver (oz./ton)	24.58	26.40	23.91	31.94
Ore grade milled - Gold (oz./ton)	0.193	0.218	0.185	0.254
Silver produced (oz.)	759,100	860,071	3,257,738	4,294,123
Gold produced (oz.)	5,955	7,042	25,177	34,042
Total cash cost, net of by-product credits, per silver ounce (1)	$(3.80)	$(3.12)	$(3.36)	$(3.35)
AISC, after by-product credits, per silver ounce (1)	$(0.64)	$(0.97)	$(0.26)	$(1.99)
Capital additions (in thousands)	$3,751	$341	$11,231	$1,564
(1)	Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units and for the Company for the three- and twelve-month periods ended December 31, 2017 and 2016, and for estimated amounts for the twelve months ended December 31, 2018.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other primary silver mining companies. With regard to Casa Berardi, we use Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce to compare its performance with other gold mines. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$61,561	$565	$5,323		$67,449	$45,438	$112,887
Depreciation, depletion and amortization	(16,886)	(14)	(657)		(17,557)	(15,140)	(32,697)
Treatment costs	10,153	502	279		10,934	658	11,592
Change in product inventory	(7,645)	42	137		(7,466)	584	(6,882)
Reclamation and other costs	(1,241)	48	(378)		(1,571)	(122)	(1,693)
Cash Cost, Before By-product Credits (1)	45,942	1,143	4,704		51,789	31,418	83,207
Reclamation and other costs	667	—	117		784	122	906
Exploration	926	—	1,895	518	3,339	1,322	4,661
Sustaining capital	10,360	1,268	391	441	12,460	12,419	24,879
General and administrative				6,567	6,567		6,567
AISC, Before By-product Credits (1)	57,895	2,411	7,107		74,939	45,281	120,220
By-product credits:
Zinc	(24,478)	(561)			(25,039)		(25,039)
Gold	(13,019)		(7,593)		(20,612)		(20,612)
Lead	(7,021)	(768)			(7,789)		(7,789)
Silver						(164)	(164)
Total By-product credits	(44,518)	(1,329)	(7,593)		(53,440)	(164)	(53,604)
Cash Cost, After By-product Credits	$1,424	$(186)	$(2,889)		$(1,651)	$31,254	$29,603
AISC, After By-product Credits	$13,377	$1,082	$(486)		$21,499	$45,117	$66,616
Divided by ounces produced	2,146	70	760		2,976	43
Cash Cost, Before By-product Credits, per Ounce	$21.41	$16.34	$6.19		$17.41	$723.19
By-product credits per ounce	(20.75)	(18.99)	(9.99)		(17.96)	(3.77)
Cash Cost, After By-product Credits, per Ounce	$0.66	$(2.65)	$(3.80)		$(0.55)	$719.42
AISC, Before By-product Credits, per Ounce	$26.98	$34.56	$9.35		$25.19	$1,042.28
By-product credits per ounce	(20.75)	(18.99)	(9.99)		(17.96)	(3.77)
AISC, After By-product Credits, per Ounce	$6.23	$15.57	$(0.64)		$7.23	$1,038.51

In thousands (except per ounce amounts)	Three Months Ended December 31, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$44,311	$19,514	$7,798		$71,623	$49,074	$120,697
Depreciation, depletion and amortization	(14,649)	(3,036)	(1,274)		(18,959)	(14,748)	(33,707)
Treatment costs	16,685	4,954	311		21,950	637	22,587
Change in product inventory	4,875	(60)	(144)		4,671	(1,323)	3,348
Reclamation and other costs	(500)	(265)	(674)		(1,439)	(117)	(1,556)
Cash Cost, Before By-product Credits (1)	50,722	21,107	6,017		77,846	33,523	111,369
Reclamation and other costs	671	225	118		1,014	113	1,127
Exploration	524	76	1,694	372	2,666	1,051	3,717
Sustaining capital	11,847	9,333	46	107	21,333	17,466	38,799
General and administrative				13,312	13,312		13,312
AISC, Before By-product Credits (1)	63,764	30,741	7,875		116,171	52,153	168,324
By-product credits:
Zinc	(24,606)	(4,882)			(29,488)		(29,488)
Gold	(15,221)		(8,706)		(23,927)		(23,927)
Lead	(8,235)	(9,671)			(17,906)		(17,906)
Silver						(163)	(163)
Total By-product credits	(48,062)	(14,553)	(8,706)		(71,321)	(163)	(71,484)
Cash Cost, After By-product Credits	$2,660	$6,554	$(2,689)		$6,525	$33,360	$39,885
AISC, After By-product Credits	$15,702	$16,188	$(831)		$44,850	$51,990	$96,840
Divided by ounces produced	2,233	874	860		3,967	42
Cash Cost, Before By-product Credits, per Ounce	$22.71	$24.15	$7.00		$19.62	$804.05
By-product credits per ounce	(21.52)	(16.65)	(10.12)		(17.98)	(3.91)
Cash Cost, After By-product Credits, per Ounce	$1.19	$7.50	$(3.12)		$1.64	$800.14
AISC, Before By-product Credits, per Ounce	$28.55	$35.17	$9.15		$29.29	$1,250.88
By-product credits per ounce	(21.52)	(16.65)	(10.12)		(17.98)	(3.91)
AISC, After By-product Credits, per Ounce	$7.03	$18.52	$(0.97)		$11.31	$1,246.97

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$201,803	$15,107	$23,700		$240,610	$180,179	$420,789
Depreciation, depletion and amortization	(56,328)	(2,447)	(2,693)		(61,468)	(54,594)	(116,062)
Treatment costs	47,774	4,759	1,185		53,718	2,432	56,150
Change in product inventory	(2,247)	1,853	(55)		(449)	1,466	1,017
Reclamation and other costs	(2,716)	(115)	(1,467)		(4,298)	(476)	(4,774)
Cash Cost, Before By-product Credits (1)	188,286	19,157	20,670		228,113	129,007	357,120
Reclamation and other costs	2,666	217	468		3,351	475	3,826
Exploration	4,265	(1)	6,879	1,825	12,968	4,351	17,319
Sustaining capital	35,255	5,377	2,770	2,716	46,118	50,664	96,782
General and administrative				35,611	35,611		35,611
AISC, Before By-product Credits (1)	230,472	24,750	30,787		326,161	184,497	510,658
By-product credits:
Zinc	(96,950)	(4,914)			(101,864)		(101,864)
Gold	(55,694)		(31,625)		(87,319)		(87,319)
Lead	(29,717)	(9,367)			(39,084)		(39,084)
Silver						(614)	(614)
Total By-product credits	(182,361)	(14,281)	(31,625)		(228,267)	(614)	(228,881)
Cash Cost, After By-product Credits	$5,925	$4,876	$(10,955)		$(154)	$128,393	$128,239
AISC, After By-product Credits	$48,111	$10,469	$(838)		$97,894	$183,883	$281,777
Divided by ounces produced	8,352	839	3,258		12,449	157
Cash Cost, Before By-product Credits, per Ounce	$22.54	$22.83	$6.35		$18.33	$823.52
By-product credits per ounce	(21.83)	(17.02)	(9.71)		(18.34)	(3.92)
Cash Cost, After By-product Credits, per Ounce	$0.71	$5.81	$(3.36)		$(0.01)	$819.60
AISC, Before By-product Credits, per Ounce	$27.59	$29.50	$9.45		$26.20	$1,177.74
By-product credits per ounce	(21.83)	(17.02)	(9.71)		(18.34)	(3.92)
AISC, After By-product Credits, per Ounce	$5.76	$12.48	$(0.26)		$7.86	$1,173.82

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$191,297	$76,210	$31,233		$298,740	$155,711	$454,451
Depreciation, depletion and amortization	(53,222)	(11,810)	(3,782)		(68,814)	(47,312)	(116,126)
Treatment costs	62,754	20,277	1,504		84,535	1,264	85,799
Change in product inventory	(1,208)	(1,162)	1,599		(771)	2,890	2,119
Reclamation and other costs	(2,327)	(822)	(2,257)		(5,406)	(459)	(5,865)
Cash Cost, Before By-product Credits (1)	197,294	82,693	28,297		308,284	112,094	420,378
Reclamation and other costs	2,716	720	244		3,680	458	4,138
Exploration	1,892	76	4,043	1,658	7,669	3,331	11,000
Sustaining capital	47,046	41,536	1,540	593	90,715	66,326	157,041
General and administrative				45,040	45,040		45,040
AISC, Before By-product Credits (1)	248,948	125,025	34,124		455,388	182,209	637,597
By-product credits:
Zinc	(76,710)	(15,567)			(92,277)		(92,277)
Gold	(57,238)		(42,667)		(99,905)		(99,905)
Lead	(27,833)	(35,156)			(62,989)		(62,989)
Silver						(572)	(572)
Total By-product credits	(161,781)	(50,723)	(42,667)		(255,171)	(572)	(255,743)
Cash Cost, After By-product Credits	$35,513	$31,970	$(14,370)		$53,113	$111,522	$164,635
AISC, After By-product Credits	$87,167	$74,302	$(8,543)		$200,217	$181,637	$381,854
Divided by ounces produced	9,254	3,596	4,294		17,144	146
Cash Cost, Before By-product Credits, per Ounce	$21.32	$23.00	$6.59		$17.98	$767.90
By-product credits per ounce	(17.48)	(14.11)	(9.94)		(14.88)	(3.92)
Cash Cost, After By-product Credits, per Ounce	$3.84	$8.89	$(3.35)		$3.10	$763.98
AISC, Before By-product Credits, per Ounce	$26.90	$34.77	$7.95		$26.56	$1,248.22
By-product credits per ounce	(17.48)	(14.11)	(9.94)		(14.88)	(3.92)
AISC, After By-product Credits, per Ounce	$9.42	$20.66	$(1.99)		$11.68	$1,244.30

In thousands (except per ounce amounts)	Estimate for the Twelve Months Ended December 31, 2018
	Greens Creek	Lucky Friday	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$198,000	$—	$44,000		$242,000	$185,000	$427,000
Depreciation, depletion and amortization	(50,000)	—	(6,000)		(56,000)	(58,000)	(114,000)
Treatment costs	44,000	—	550		44,550	400	44,950
Change in product inventory	—	—	(1,000)		(1,000)	—	(1,000)
Reclamation and other costs	(2,900)	—	(500)		(3,400)	(800)	(4,200)
Cash Cost, Before By-product Credits (1)	189,100	—	37,050		226,150	126,600	352,750
Reclamation and other costs	2,500	—	240		2,740	450	3,190
Exploration	3,500	—	4,800	2,500	10,800	5,000	15,800
Sustaining capital	51,000	—	3,700	2,000	56,700	45,000	101,700
General and administrative		—		35,000	35,000	—	35,000
AISC, Before By-product Credits (1)	246,100	—	45,790		331,390	177,050	508,440
By-product credits	(186,000)	—	(18,000)		(204,000)	(800)	(204,800)
Cash Cost, After By-product Credits	$3,100	$—	$19,050		$22,150	$125,800	$147,950
AISC, After By-product Credits	$60,100	$—	$27,790		$127,390	$176,250	$303,640
Divided by ounces produced	7,750	—	2,250		10,000	158
Cash Cost, Before By-product Credits, per Ounce	$24.40		$16.47		$22.62	$801
By-product credits per ounce	(24.00)		(8.00)		(20.40)	(5)
Cash Cost, After By-product Credits, per Ounce	$0.40	$—	$8.47		$2.22	$796
AISC, Before By-product Credits, per Ounce	$31.75		$20.35		$33.14	$1,121
By-product credits per ounce	(24.00)		(8.00)		(20.40)	(5)
AISC, After By-product Credits, per Ounce	$7.75	$—	$12.35		$12.74	$1,116

(1)	Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)	The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. For the first nine months of 2017, costs related to suspension of full production totaling approximately $11.1 million, along with $3.3 million in non-cash depreciation expense for that period, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars in thousands (except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income applicable to common stockholders (GAAP)	$(27,887)	$20,124	$(24,071)	$68,995
Adjusting items:
Loss (gain) on derivatives contracts	4,702	(4,423)	21,250	(4,423)
Provisional price (gain) loss	(178)	1,294	(742)	918
Lucky Friday suspension costs	6,916	—	21,301	—
Environmental accruals	—	—	—	1,351
Foreign exchange (gain) loss	(609)	(4,787)	10,300	2,926
Acquisition costs	—	528	25	2,695
Bond offering costs	—	—	887	—
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(1,118)	172	(6,042)	(147)
Change in deferred tax asset valuation allowance	33,421	(2,618)	15,935	(11,568)
Income tax effect of above adjustments	—	1,040	—	(216)
Adjusted net income applicable to common stockholders	$15,247	$11,330	$38,843	$60,531
Weighted average shares - basic	399,133	395,229	397,394	386,416
Weighted average shares - diluted	401,606	397,717	397,394	389,322
Basic adjusted net income (loss) per common share	$0.04	$0.03	$0.10	$0.16
Diluted adjusted net income (loss) per common share	$0.04	$0.03	$0.10	$0.16

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$(27,749)	$20,262	$(23,519)	$69,547
Plus: Interest expense, net of amount capitalized	9,589	5,141	38,012	21,796
Plus (Less): Income taxes	38,256	4,825	19,879	27,428
Plus: Depreciation, depletion and amortization	32,697	33,707	116,062	116,126
Plus: Exploration expense	5,888	4,549	23,510	14,720
Plus: Pre-development expense	1,387	1,662	5,448	3,137
Plus: Acquisition costs	—	528	25	2,695
Plus: Lucky Friday suspension-related costs	6,916	—	21,301	—
Less: Gain on disposition of properties, plants, equipment, and mineral interests	(1,118)	172	(6,042)	(147)
Plus/(Less): Foreign exchange (gain) loss	(609)	(4,787)	10,300	2,926
Plus/(Less): (Gain) loss on derivative contracts	4,702	(4,423)	21,250	(4,423)
Plus/(Less): Provisional price (gain) loss	(178)	1,294	(742)	918
Plus: Provision for closed operations and environmental matters	1,129	1,128	4,508	4,813
Plus: Stock-based compensation	1,380	1,370	6,331	5,932
Plus: Unrealized loss on investments	174	665	247	177
Less: Other	(508)	(161)	(1,526)	(507)
Adjusted EBITDA	$71,956	$65,932	$235,044	$265,138
Total debt			$514,030	$512,940
Less: Cash, cash equivalents and short-term investments			219,865	198,894
Net debt			$294,165	$314,046
Net debt/LTM adjusted EBITDA (non-GAAP)			1.3	1.2

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests and a one-time item for settlement of an insurance policy for reclamation of the Troy Mine. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

	Hecla Consolidated				Greens Creek	Casa Berardi	San Sebastian	Lucky Friday [1]
Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016	Twelve Months Ended December 31, 2017
Cash provided (used) by operating activities	$41,763	$52,214	$115,878	$225,328	$136,654	$69,793	$62,378	$(7,780)
Less: Additions to properties, plants equipment and mineral interests	(27,648)	(44,552)	(98,038)	(164,788)	(35,255)	(50,668)	(11,239)	(6,268)
Less: Care and maintenance related costs	—	—	—	—	—	—	—	(17,082)
Less: Troy reclamation insurance settlement	—	—	—	(16,000)	—	—	—	—
Free cash flow	$14,115	$7,662	$17,840	$44,540	$101,399	$19,125	$51,139	$(15,570)

[1]	Cash used by operating activities for Lucky Friday includes $17.1 million for suspension costs incurred during the strike.

Reserves – 12/31/17(1)

Proven Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (2)	7	12.2	0.09	2.4	6.1	-	89	1	170	440	-
Lucky Friday (2)	4,246	15.4	-	9.6	4.1	-	65,448	-	407,520	175,400	-
Casa Berardi (3)	2,458	-	0.13	-	-	-	-	312	-	-	-
San Sebastian (2)	31	23.3	0.19	-	-	-	712	6	-	-	-
Total	6,742						66,249	319	407,690	175,840	-

Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (2)	7,543	11.9	0.10	3.0	8.1	-	90,130	725	224,880	614,390	-
Lucky Friday (2)	1,387	11.4	-	7.6	3.7	-	15,815	-	104,720	50,640	-
Casa Berardi (3)	11,413	-	0.10	-	-	-	-	1,181	-	-	-
San Sebastian (2)	368	13.1	0.10	-	-	-	4,809	37	-	-	-
Total	20,709						110,754	1,943	329,600	665,030	-

Proven and Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (2)	7,550	11.9	0.10	3.0	8.1	-	90,219	725	225,050	614,840	-
Lucky Friday (2)	5,632	14.4	-	9.1	4.0	-	81,264	-	512,240	226,030	-
Casa Berardi (3)	13,871	-	0.11	-	-	-	-	1,494	-	-	-
San Sebastian (2)	398	13.9	0.11	-	-	-	5,520	43	-	-	-
Total	27,451						177,003	2,262	737,290	840,870	-

(1) The term “reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla’s current mine plans.

(2) Mineral reserves are based on $1200 gold, $14.50 silver, $0.90 lead, $1.05 zinc, unless otherwise stated.
(3) Mineral reserves are based on $1200 gold, and a US$/CAN$ exchange rate of 1:1.37. Reserve diluted to an average of 34.7% to minimum width of 9.8 feet (3 m).
Reserves at Casa Berardi were determined by Jonathan Archambault-Giroux, P. Geo., Que., Real Parent, P.Geo. Que., Sylvain Picard, P. Eng., Que. and Alain Quenneville, P. Eng., Que. unless otherwise stated.
Open pit mineral reserves of the Principal Mine were estimated in February 2011 by BBA Inc. based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%.
Technical Report on the Pre-Feasibility Study for the Casa Berardi Principal Zone Open-Pit Project, La Sarre, Quebec, February 2011
Prepared by: Patrice Live, Eng. - BBA Inc.; Amanda Fitch, Jr. Eng. - BBA Inc.; Andre Allaire, Eng., M. Eng., Ph.D. - BBA
Open pit mineral reserves of the 160 and 134 Zones were estimated in January 2018 by Hecla Quebec and Mine Development Associates based on $1225 gold and a US$/CAN$ exchange rate of 1.3.
Hecla Mining, Casa Berardi 160 and 134 Zones, Open Pit Mining Study - 2017
January 12, 2018, by Mine Development Associates, Thomas L. Dyer, P.E.

Resources – 12/31/17

Measured Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%	%	%	(000 oz)	(000 oz)		Tons	Tons	Tons
Greens Creek (4)	341	9.1	0.09	2.4	8.3	-	3,086	30	8,090	28,420
Lucky Friday (4,5)	7,371	7.6	-	4.9	2.7	-	55,947	-	361,590	200,280	-
Casa Berardi (6)	2,210	-	0.17	-	-	-	-	319	-	-	-
San Sebastian (4,7)	-	-	-	-	-	-	-	-	-	-	-
Heva (8)	5,480	-	0.06	-	-	-	-	304	-	-	-
Hosco (8)	33,070	-	0.04	-	-	-	-	1,296	-	-	-
Rio Grande Silver (9)	-	-	-	-	-	-	-	-	-	-	-
Star (4,10)	-	-	-	-	-	-	-	-	-	-	-
Total	48,471					59,032	1,948		369,680	228,700	-

Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%	%	%	(000 oz)	(000 oz)		Tons	Tons	Tons
Greens Creek (4)	2,464	11.4	0.09	2.9	7.6	-	28,211	229	72,120	187,060	-
Lucky Friday (4,5)	2,344	8.2	-	5.3	2.5	-	19,202	-	123,120	58,160	-
Casa Berardi (6)	11,037	-	0.10	-	-	-	-	1,055	-	-	-
San Sebastian (4,7)	1,506	5.8	0.07	2.9	3.8	1.7	8,796	103	15,520	20,350	9,020
Heva (8)	5,570	-	0.07	-	-	-	-	369	-	-	-
Hosco (8)	31,620	-	0.04	-	-	-	-	1,151	-	-	-
Rio Grande Silver (9)	516	14.8	-	2.1	1.1	-	7,620	-	10,760	5,820	-
Star (4,10)	1,126	2.9	-	6.2	7.4	-	3,301	-	69,900	83,410	-
Total	56,182					67,128	2,907		291,420	354,800	9,020

Measured & Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (4)	2,805	11.2	0.09	2.9	7.7	-	31,296	259	80,210	215,480	-
Lucky Friday (4,5)	9,715	7.7	-	5.0	2.7	-	75,148	-	484,700	258,430	-
Casa Berardi (6)	13,246	-	0.10	-	-	-	-	1,373	-	-	-
San Sebastian (4,7)	1,506	5.8	0.07	2.9	3.8	1.7	8,796	103	15,520	20,350	9,020
Heva (8)	11,050	-	0.06	-	-	-	-	672	-	-	-
Hosco (8)	64,690	-	0.04	-	-	-	-	2,447	-	-	-
Rio Grande Silver (9)	516	14.8	-	2.1	1.1	-	7,620	-	10,760	5,820	-
Star (4,10)	1,126	2.9	-	6.2	7.4	-	3,301	-	69,900	83,410	-
Total	104,653						126,161	4,854	661,090	583,490	9,020

Inferred Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (4)	2,708	12.1	0.08	2.7	6.9	-	32,711	222	73,350	185,660	-
Lucky Friday (4,11)	2,820	8.7	-	6.3	2.7	-	24,646	-	178,970	75,270	-
Casa Berardi (6)	6,980	-	0.10	-	-	-	-	717	-	-	-
San Sebastian (4,12)	2,915	5.5	0.03	1.8	2.5	1.5	15,978	95	23,660	33,770	19,520
Heva (8)	4,210	-	0.08	-	-	-	-	350	-	-	-
Hosco (8)	7,650	-	0.04	-	-	-	-	314	-	-	-
Rio Grande Silver (13)	3,078	10.7	0.01	1.3	1.1	-	33,097	36	40,990	34,980	-
Star (4,14)	3,157	2.9	-	5.6	5.5	-	9,432	-	178,670	174,450	-
Monte Cristo (15)	913	0.3	0.14	-	-	-	271	131	-	-	-
Rock Creek (16)	100,086	1.5	-	-	-	0.7	148,736	-	-	-	658,680
Montanore (17)	112,185	1.6	-	-	-	0.7	183,346	-	-	-	759,420
Total	246,701						448,217	1,865	495,640	504,130	1,437,620

Note: All estimates are in-situ except for the proven reserves at Greens Creek and San Sebastian which are in surface stockpiles. Resources are exclusive of reserves.

(4) Mineral resources are based on $1350 gold, $21 silver, $0.95 lead, $1.10 zinc and $3.00 copper, unless otherwise stated.
(5) Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(6) Measured, indicated and inferred resources are based on $1350 gold and a US$/CAN$ exchange rate of 1:1.37. Underground resources are reported at a minimum mining width of 6.6 to 9.8 feet (2 m to 3 m).
Resources at Casa Berardi were determined by Jonathan Archambault-Giroux, P. Geo., Que., Real Parent, P.Geo. Que., Sylvain Picard, P. Eng., Que. and Alain Quenneville, P. Eng., Que. unless otherwise stated.
Open pit mineral resources of the Principal Mine were estimated in February 2011 by BBA Inc. based on $950 gold and a US$/CAN$ exchange rate of 1:1.
Technical Report on the Pre-Feasibility Study for the Casa Berardi Principal Zone Open-Pit Project, La Sarre, Quebec, February 2011
Prepared by: Patrice Live, Eng. - BBA Inc.; Amanda Fitch, Jr. Eng. - BBA Inc.; Andre Allaire, Eng., M. Eng., Ph.D. - BBA
(7) Indicated resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.
San Sebastian lead, zinc and copper grades are for 531,900 tons of indicated resource within the Middle Vein and the Hugh Zone of the Francine Vein.
(8) Measured, indicated and inferred resources were estimated in by Goldminds Geoservices Inc. with effective date 12-July-2013, and are based on $1300 gold and a US$/CAN$ exchange rate of 1:1.
The resources are in-situ without dilution and material loss.
NI43-101 Technical Report, Mineral Resource Update, Heva-Hosco Gold Projects, Rouyn-Noranda, Quebec, Hecla Quebec, December 2013
Prepared by: Claude Duplessis, Eng. Project Manager - GoldMinds Geoservices Inc.; Maxime Dupéré, P.Geo - SGS Canada Inc. (Geostat)
(9) Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(10) Indicated resources reported at a minimum mining width of 4.3 feet.
(11) Inferred resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(12) Inferred resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.
San Sebastian lead, zinc and copper grades are for 1,338,300 tons of inferred resource within the Middle Vein and the Hugh Zone of the Francine Vein.
(13) Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins; resources based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(14) Inferred resources reported at a minimum mining width of 4.3 feet.
(15) Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag.
(16) Inferred resource reported at a minimum thickness of 15 feet.
Inferred resources at Rock Creek adjusted given mining restrictions as defined by U.S. Forest Service - Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.
(17) Inferred resource reported at a minimum thickness of 15 feet.
Inferred resources at Montanore adjusted given mining restrictions as defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in the December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S. Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

* Totals may not represent the sum of parts due to rounding

CONTACT:
Hecla Mining Company
Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: http://www.hecla-mining.com